Exhibit 99.1

ALPHA ENERGY, INC. ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE 7

PRODUCING AND 21 ADDITIONAL OIL AND GAS WELL BORES IN

SEMINOLE COUNTY, OKLAHOMA

GOLDEN, Colorado, May 31, 2022 (GLOBE NEWSWIRE) – Alpha Energy, Inc. (OTC.PK - APHE) ("Alpha") announced today it has entered into a Purchase and Sale Agreement to acquire 28 oil and gas wells and other assets in the Mercury Project in Seminole County, Oklahoma.

Mercury Project

On May 26, 2022, Alpha entered into a definitive Purchase and Sale Agreement (“PSA”) with various Sellers to acquire certain oil and gas assets in the Mercury Project. Under the terms of the PSA, Alpha will acquire a 75% Working Interest and be Operator of the project, with a private entity taking a 25% non-operating position. Alpha shall make a cash payment of $562,500.00 toward the total purchase price of $750,000.00, with $25,000 of the total to be placed in an escrow account. Sellers also receive a 2% overriding royalty interest. The PSA has an Effective Date of May 1, 2022, with Closing to occur on or before August 1, 2022. The PSA allows for customary Title and Environmental Due Diligence to be performed by Buyers, allows for termination of the transaction for any reason up until July 5, 2022, or allows for termination until the day before Closing if the aggregate of any Title and/or Environmental Defects exceeds 30% of the Purchase Price. Alpha’s wholly owned subsidiary, Alpha Energy Texas Operating, LLC, will assume operation of the wells upon closing.

The Mercury Project is comprised of a certain Unit and associated held-by-production leases with both developed and undeveloped proven production on the Cherokee Uplift in South Central Oklahoma. The acquisition includes 28 well bores, 24 of which are capable of production (of which seven are currently active) and four water injection wells (of which one is currently active). The company intends to continue production from the existing wells (currently averaging ~20 barrels oil per day gross with a low decline rate) and bring selected behind-pipe horizons into production upon the closing of the transaction, based on the availability of as rig, equipment, and personnel and permits. The Unit covers approximately 2070 acres and all depths except for a portion that is covered by a second unit confined to the Thurman Sand. The transaction includes acquisition of an additional 80 acres of undeveloped surface land.

Management Commentary

Jay Leaver, President, said, “Similar to the Coral Project (see press release March 15, 2022) the Mercury Project is an acquisition featuring multiple shallow target zones with good infrastructure and existing production to be acquired at a competitive price. Additionally, the 80 acres of surface land will allow Alpha to establish a yard for its operations in Oklahoma. Together the Coral and Mercury Projects, both of which have existing production and multiple well bores suitable for restarts and re-works, will allow Alpha to cover both overhead and financing costs as it moves toward an uplisting onto a major stock exchange this year. Alpha is fulfilling its promise to its shareholders to establish a substantial and dynamic oil and gas company with deep expertise in development operations, exploration, and finance.”

Alpha Energy, Inc. is a Golden, Colorado based, independent energy company engaged in the acquisition, exploration, development and production of crude oil and natural gas. Additional information is available on the Company's website at www.alpha-energy.us.

Safe Harbor

This press release contains forward-looking statements regarding Alpha Energy that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Alpha’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "projects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Alpha's operations or financial results are included in Alpha's other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Alpha does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

For more information contact Jay Leaver at info@alpha-energy.us.